Exhibit 21.1

Sunwin International Neutraceuticals, Inc.
Subsidiaries of the Registrant

Name	Country of Incorporation
Sunwin Tech Group, Inc., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	USA - Florida
Qufu Natural Green Engineering Co., Ltd., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	China
Shengya Veterinary Medicine Co., Ltd., a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
Qufu Chinese Medicine Factory , a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
Sunwin Stevia International Corp., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc., which was converted to Sunwin USA, LLC a Delaware limited liability company.	USA – Florida
Sunwin USA, LLC., a 55% owned subsidiary of Sunwin International Neutraceuticals, Inc.	USA - Delaware
Sunwin (Canada) Pharmaceutical Ltd., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	Canada
Qufu Shengwang Stevia Biology and Science Co., Ltd., a 60% subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
Qufu Shengren Pharmaceutical Co., Ltd., a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China